Exhibit 99.1

FEDERAL-MOGUL BOARD OF DIRECTORS ELECTS KEVIN P. FREELAND CO-CEO of

FEDERAL-MOGUL CORPORATION AND CEO, GLOBAL AFTERMARKET

SOUTHFIELD, Mich., May 29, 2013 ... The Board of Directors of Federal-Mogul Corporation (NASDAQ: FDML), a global supplier of powertrain and safety technologies, and of leading brands in the worldwide automotive aftermarket, today announced the election of Kevin P. Freeland to the position of Co-Chief Executive Officer of Federal-Mogul Corporation and Chief Executive Officer, Federal-Mogul‘s Vehicle Components Segment (VCS), effective June 17, 2013. Mr. Freeland will report to the company’s Board of Directors. Federal-Mogul’s VCS is one of the largest independent global suppliers of leading, premium-branded automotive parts to the automotive aftermarket. The company manufactures and distributes more than 20 of the world’s most recognized auto parts brands, including ANCO® wiper blades, Champion® spark plugs, MOOG® chassis parts, and Wagner® brake products.

“The Board is pleased to welcome Kevin to Federal-Mogul, and we look forward to his leadership in growing the aftermarket division and building upon its world-class products and strong customer base,” said Carl C. Icahn, Chairman of Federal-Mogul’s Board of Directors.

Mr. Freeland joins Federal-Mogul after 32 years of merchandising, marketing and procurement experience, most recently as Chief Operating Officer of Advance Auto Parts, Inc. Prior to joining Advance Auto Parts, Mr. Freeland spent eight years, from 1995 to 2003, with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, serving as Senior Vice President in its procurement and distribution group and, ultimately, President of its Musicland Division.

“On behalf of the Federal-Mogul organization, we congratulate and welcome Kevin and look forward to working with him to continue to strengthen Federal-Mogul’s position as a preferred supplier to the global independent aftermarket,” said Rainer Jueckstock, CO-CEO of Federal-Mogul and CEO of Federal-Mogul’s Powertrain Segment.

About Federal-Mogul

Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety. Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain Segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul’s Vehicle Components Segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products. Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

CONTACT:	Steve Gaut (248) 354-7826 for investor and media questions